Exhibit 10.1

November 8, 2016

Mark Jolly

918 Parkview Lane

Southlake, TX 76092

(214) 796-4189

mnmjolly@yahoo.com

Dear Mark:

On behalf of Global Power Equipment Group Inc. (the “Company”), I am pleased to offer you the position of Vice President, Finance within our organization.

The details of our employment offer are outlined below:

Start Date:	November 29, 2016
Location:	Irving, TX
Base Pay:	$260,000 annualized

Position: Vice President, Finance, provided that you will be appointed Chief Accounting Officer/Principal Accounting Officer, subject to Board approval, after the Company files its 2015 Annual Report on Form 10-K with the Securities and Exchange Commission.

Short-Term Incentive:  You shall be eligible to participate in the Company’s short-term incentive (“STI”) program starting with the 2016 fiscal year.  Your “target” STI opportunity shall be 40% of your Annual Base Salary, with a maximum of 80% of your Annual Base Salary, prorated based on your start date.  Your payment under the STI program shall be based on the extent to which certain predetermined performance objectives established by the Company have been achieved for that year.  We anticipate that the performance objectives will include a mix of Company-wide or division-wide financial goals and individual goals.  You must be actively employed by the Company at the time of the payout to be eligible for a STI payment for any fiscal year.

Long-Term Incentive:  You will receive a 2016 long-term incentive (“LTI”) award of 19,000 Performance-Based Restricted Stock Units (“PRSUs”), and Time-Based Restricted Stock Units (“TRSUs”) with a delivered value of $43,750.  The number of TRSUs will be determined based on the average closing price of Global Power’s common stock for the 5 trading days ending on the 30th day following the Company’s submission of restated financials to the SEC.  The performance objective for the PRSUs is the achievement of a trading price per share greater than or equal to $5.50 for any period of 30 consecutive trading days prior to August 5, 2021.  The PRSUs are scheduled to vest in equal amounts on

March 31, 2017 and March 31, 2018 (50% on each date), subject to the achievement of the performance objective and your continued employment.  If the performance objective is not met by the scheduled vesting dates, vesting will be delayed until the performance objective is met, subject to your continued employment. The TRSUs will vest on March 31, 2018, subject to your continued employment.  The performance criteria for the LTI awards for 2016 and future periods are set by the Compensation Committee. Future LTI grants, if any, will be subject to the discretion of the Compensation Committee.

One-Time Payment:  In order to compensate you for the loss of any incentive compensation with your current employer, you will receive: (a) $20,000 (less applicable withholdings) on the first payroll date after you join the Company; and (b) an additional 2,500 PRSUs and 2,500 TRSUs, which shall be subject to the same vesting conditions and schedules described above.

Time Off:  As of your start date, you will be eligible to begin accruing four (4) weeks of vacation which will accrue on a per payroll basis.  In addition, the Company offers paid holiday and sick time.

Benefits:  As a full-time employee, you shall be eligible to participate in the Company’s benefit programs which include: medical, dental, vision, 401(k), and flexible spending accounts.

Severance:  You will participate in the Executive Severance Plan. Your severance arrangement shall equal continued Annual Base Salary for: a twelve month period.  You will not be eligible for severance if your termination is deemed for “cause” or you voluntarily leave the company.  Notwithstanding anything to the contrary contained in the Executive Severance Plan:

(a)  For purposes of your participation in the Executive Severance Plan, “Good Reason” shall mean (i) a reduction of your Annual Base Salary by five percent (5%) or more (other than an across-the-board reduction which applies in a comparable manner to other senior executives of the Company), or (ii) a material diminution in your authority, duties or responsibilities (or the authority, duties or responsibilities of the person to whom you are required to report); provided, in any case, that you give notice to the Company of the existence of the condition constituting Good Reason within 30 days after the initial existence of such condition, the Company fails to cure such condition within 30 days after receiving such notice, and you terminate your employment within 90 days after the initial occurrence of such condition;

(b)  The Company may not amend or terminate the Executive Severance Plan, as it applies to you, in a manner that impairs your rights thereunder without your prior written consent; and

(c)  Notwithstanding any of the provisions of Sections 10 and 11 of the Executive Severance Plan, you shall be entitled to receive severance benefits in accordance with Section 4(a) of the Executive Severance Plan and the provisions of this offer letter, with no requirement that you file any claim for benefits under Section 11 of the Executive Severance Plan, if (i) you incur a Qualified Termination, (ii) you timely comply with the Release requirements of Sections 5 of the Executive Severance Plan, and (iii) you comply with the restrictive covenant provisions of Section 7 of the Executive Severance Plan.

Your employment with us is contingent on receipt of a favorable background check, which includes a criminal check, confirmation of references and a negative drug screen.  As a condition of your employment and continued employment at the Company, you are and will be required at all times to comply with the Company’s policies and rules, including, but not limited to the policies and rules regarding trade secrets, intellectual property, confidential information, the non-solicitation of employees, non-competition restrictions and the Company’s Code of Business Conduct and Ethics.  In this regard, this offer of employment is contingent upon you signing a confidentiality, non-compete, and non-solicit agreement in a form to be provided by the Company, on or prior to your Start Date.  Additionally, as a condition of your employment at the Company, you are required, at all times, to not use or disclose the confidential and/or proprietary information of your prior employer.

We are excited about you joining us and look forward to a beneficial and productive relationship.  Nevertheless, please note that this offer letter is not a contract of employment for any specific or minimum term and that the employment the Company offers you is terminable at will.  This means that our employment relationship is voluntary and based on mutual consent.  You may resign your employment and the Company likewise may terminate your employment, at any time, for any reason, with or without cause or notice.  Any prior oral or written representations to the contrary are void.

Once again, I am pleased to extend this offer of employment.  Should you have any questions, please do not hesitate to contact me at (214) 574-2705.

Best regards,

/s/ Craig Holmes
Craig Holmes
Senior Vice President, Finance

By signing below, I accept the employment offer as set forth above and represent and warrant to the Company as follows:

I am not a party to any non-compete or non-solicitation agreement (customers, employees or both) or other contractual restriction with a current or former employer and I understand and acknowledge that the Company is relying on that representation in making this offer of employment to me.  I understand that in the event that this representation is untrue, or in the event that I have mistakenly advised the Company regarding my obligations to my prior employer(s), the Company reserves the right to revoke or rescind this offer, and to terminate my employment if I have already become employed at the Company, without penalty.

I have disclosed to the Company in writing all material threatened, pending, or actual claims against me that are unresolved and still outstanding as of the Start Date, in each case of which I am aware, resulting or arising from my service with my current employer (or any other previous employer) or my membership on any boards of directors.

I understand and acknowledge that this offer is for a full-time regular position and that no other outside employment will pose a conflict or interfere with my ability to fulfill the job responsibilities as required.

/s/ Mark Jolly	11/8/16
Mark Jolly	Date